UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2010
Penwest Pharmaceuticals Co.
(Exact name of registrant as specified in charter)

Washington (State or other jurisdiction of incorporation)	001-34267 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

2981 Route 22 Patterson, New York (Address of principal executive offices)	12563 (Zip Code)
Registrant’s telephone number, including area code: (845)-878-8400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 8, 2010, Penwest Pharmaceuticals Co. (“Penwest”) entered into a Settlement and License Agreement among Penwest, Endo Pharmaceuticals Inc. (“Endo”) and Impax Laboratories, Inc. (“Impax”) settling the ongoing litigation among the parties. Under the terms of the agreement, the parties dismissed their respective claims and counterclaims with prejudice.
As part of the settlement, Impax agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER (collectively, the “Opana Patents”) with respect to Impax’s generic version of Opana ER and not to sell a generic version of Opana ER until January 1, 2013 or earlier under specified circumstances (such date being the “Commencement Date”). Penwest and Endo agreed to grant Impax a license under the Opana Patents permitting the sale of generic Opana® ER upon the Commencement Date. The license granted to Impax is non-exclusive except with respect to the 180 day period following the Commencement Date for those dosage strengths for which Impax is entitled to first-to-file exclusivity, during which period the license is exclusive as to all but the Opana ER branded product and licenses previously granted by Endo and Penwest to ANDA holders.
On June 8, 2010, Penwest and Endo also entered into the Fifth Amendment to the Strategic Alliance Agreement between the parties. Under the Fifth Amendment, the parties agreed that (i) the royalty rate on net sales of Opana ER under the Strategic Alliance Agreement would be capped at 22% during the period from April 1, 2010 through December 31, 2012 (the “2010-2012 Royalty Period”), provided that with respect to the fourth quarter of 2012 the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for the 2010-2012 Royalty Period being $7.3 million less than such aggregate royalties would have been if the royalty rates had not been capped at 22%, and (ii) the royalty rate on net sales of Opana ER under the Strategic Alliance Agreement would be capped at 20% during 2013, provided that with respect to the fourth quarter of 2013 the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for 2013 being $700,000 less than such aggregate royalties would have been if the royalty rates had not been capped at 20%.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: June 14, 2010	By:	/s/ Frank P. Muscolo
Frank P. Muscolo
Chief Accounting Officer